200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CORPORATION
REPORTS THIRD QUARTER AND NINE MONTH FINANCIAL RESULTS

Ft. Lauderdale, FL, May 17, 2010 – SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading mobile fueling and energy logistics company providing efficient, just in time distribution of petroleum products and chemicals, today announced its financial results for the three and nine-months ended March 31, 2010.

For the third quarter and nine months ending March 31, 2010, the Company reported a net loss of $419,000 and net income of $46,000, respectively, with positive EBITDA, a Non-GAAP measure, of $398,000 and $2.8 million for each of these periods.  The Company’s results for the third quarter, typically its low seasonal performing quarter, were impacted by a lower than expected recessionary customer demand during the months of January and February.  While demand in March improved dramatically, it was not sufficient to overcome the first two months of the quarter, which downturn was consistent with national trends indicated by transportation indexes.

The $419,000 loss during the third quarter of fiscal 2010 compares to net income of $445,000 during the recent second quarter of fiscal 2010.  Besides the unexpectedly weak demand during the first two months of the 2010 quarter, the difference between these two most recent quarterly periods may be attributed to $748,000 in lower SG&A expense in the second quarter. The difference in quarter over quarter SG&A came from a one-time benefit from the settlement of a lawsuit, $101,000 of additional Sarbanes Oxley 404(b) implementation costs and $49,000 of additional credit card fees and collections expense.

Notwithstanding the negative earnings in the third quarter, the Company currently expects to report a profit in the fourth quarter and for the fiscal year ending June 30, 2010.  The Company has now reported positive EBITDA for the last seven consecutive quarters, a trend that is attributable to a number of new efficiencies in the Company’s operation, as well as to its early recognition of, and response to, the national economic crisis in the first half of fiscal 2009.

Richard E. Gathright, Chairman, Chief Executive Officer and President, commented:

“We sold 17.4 million gallons of fuel during the quarter, our highest quarterly volume since the quarter ended September 30, 2008, when we sold 18.6 million gallons.  The increased volume was, however, almost exclusively the result of our aggressive solicitation of new customers in our existing markets and our entry into new markets rather than from any pre-recession rebound in demand from our existing customer base.  In fact, demand from that core customer group actually softened further in the first two months of the quarter before recovering in March.  This decrease in demand from our existing customers in the freight, construction and other industries came on top of the 14% decrease in sales volume that we saw at the beginning of the recession and which we have still not yet recovered.

Even though our quarter ending on March 31st is historically the most challenging for us because of the seasonal decline in gallons sold as a result of fewer workdays and weather conditions which often lower customer demand, the recessionary impact in January and February of this year was greater than we had forecasted for the period based on prior experience.  Fortunately, in March, we experienced a steady recovery in demand from our core customers along with increased demand for our services from new customers, which returned us to our forecasted range of expectations for that month.  This positive trend continued into April, with our net margin per gallon averaging 24.6 cents for those two months.  While we are cautiously optimistic that the positive turn we realized in March and April will continue, we acknowledge that our customers’ demand for our services will continue to be affected by national and global economic conditions.”

Gathright continued:

“Our short term profitability in this third quarter was also impacted by higher than anticipated costs, including increases in maintenance, fuel and other running costs for our own fleet, as well as new costs for implementing Sarbanes Oxley 404(b) compliance programs and for weather related operating costs associated with our Houston facility.  While continuing to pursue reductions in operating and other expenses, we are keenly focused on the achievement of sales and revenue growth to achieve sustained profitability.  With this in mind, during fiscal 2010, we have already expanded into three new markets, which encompass Knoxville, TN, Spartanburg, SC, and North Augusta, GA.  We continue our marketing efforts in these new markets in order to improve our net margins there and in the Company overall.

Besides the prospects for increased sales and revenue from new markets and from new customers in existing markets, we are interested in the prospects for improved operating results when the overall economy improves.  At such a time, we still hope to see a recovery of the 14% reduction in demand from existing customers that we suffered when the national economy collapsed in fiscal 2009.  We believe that we will be at the forefront of the economic benefits by a broad economic recovery due to the nature of the industries we serve as well as our diversification within those industries, with over 4,000 customers in 34 markets in 11 states.”

Gathright concluded:

“We continue to be positioned to achieve steady improvements in profitability in future quarters.  Despite the third quarter loss and the lower than expected sales volume and increased SG&A expense that it reflects, we still generated positive financial performance for the first nine months of fiscal year 2010, yielding bottom line net income, positive EBITDA, and cash contribution after our fixed charges.  In addition, our balance sheet continues to strengthen as the result of the June 2009 recapitalization of our debt and equity.  Not only are we seeing a significant reduction in interest expense, the principal amount of our long term debt is being steadily reduced at $250,000 a quarter and will be $1.0 million lower on July 1, 2010 than it was a year ago, along with corresponding improvements in our debt to equity ratio and other key financial ratios.

Finally, we are continuing the efforts that we started earlier this year to respond to the lingering weakness in trading volume and market awareness of our common stock by engaging in a series of campaigns to stimulate awareness and interest via stock promotion, participation in road shows and other investor communications.  We are also considering other steps to improve our market performance, including a stock repurchase program.  No final decision has been made, however, whether the Company will in fact conduct any such program.  Moreover, neither the timing nor the amount of stock to be purchased in such a program, if any, has yet been determined.  We will announce any such steps as, if and when those decisions are made, and we will follow up with a conference call to investors at that time.  In the meantime, however, we are discontinuing our regular quarterly conference calls, which have been recently focused on stock repurchases and other proposed responses to the market weakness for our stock.  In lieu of such a call, we have expanded this release to include all of the additional information normally reserved for disclosure in the earnings call.  Shareholders and other investors who still have questions after reading the information in this release and in our Form 10-Q filed with the SEC are encouraged to call Robert W. Beard, our Senior Vice President and Investor Relations Officer, at 954-308-4200.”

Highlights of Third Quarter Fiscal Year 2010 vs. Third Quarter Fiscal Year 2009

•
The $419,000 net loss during the three months ended March 31, 2010, included $638,000 in non-cash charges, such as depreciation and amortization of assets, debt costs, stock-based compensation, provision for doubtful accounts, and slow moving inventory reserve.  The net loss also included stated interest expense of $260,000 associated with servicing our debt and public company costs of $176,000.

•
In the third quarter of fiscal 2010, we achieved EBITDA of $398,000 compared to $974,000 in the same period a year ago, a decrease of approximately $576,000.  The decrease is partially attributable to a decrease of $392,000 in gross profit and an increase of $100,000 in SG&A.

•
The net margin in the third quarter of fiscals 2010 and 2009 was $3.6 million and $4.0 million, respectively, on 17.4 million and 16.0 million gallons sold during those periods.  The net margin per gallon in the third quarter of fiscal 2010 and 2009 were 20.8 cents and 25.1 cents, respectively.

•
As a result of the June 2009 Recapitalization, our interest expense was substantially lower in the third quarter of fiscal 2010 compared to the same period last year.  We incurred interest expense of $260,000 this quarter compared to $575,000 in the same quarter in the prior year, a decrease of $315,000, or 55%, of which $260,000 is related to lower debt and lower costs to service our existing debt.

Highlights of First Nine Months of Fiscal Year 2010 vs. First Nine Months of Fiscal Year 2009

•
Net income was $46,000 in the nine months ended March 31, 2010, as compared to a net loss of $391,000 in the same period in the prior year.  The $437,000 increase was partially attributable to lower selling, general and administrative expenses of $1.3 million.  The net income results were favorably impacted by cost cutting and business restructuring steps that were taken beginning in late November 2008 to meet the dramatic decrease in customer demand attributable to the international economic crisis, and also by lower interest expense of $1.2 million attributable to the June 2009 Recapitalization Program and to lower fuel prices.  Additionally, the net income results were positively impacted by the settlement of a lawsuit whereby we recovered part of our expended legal and professional lowering our SG&A costs during the current year by approximately $584,000.  The increase in net income was offset by the lower gross profit of $2.0 million resulting from higher direct operating expenses this year, the decrease in margin contribution from the emergency response services provided in the first quarter of fiscal 2009, and the non recurrence of the benefit from last year’s elimination of certain personnel benefits expense.

•
EBITDA was $2.8 million in the nine months ended March 31, 2010, as compared to $3.7 million in the same period of the prior year, a decrease of $833,000.  The decrease in EBITDA was partially due to the lower gross profit of $2.0 million resulting from higher operating expenses this year and the decrease in margin contribution from the emergency response services provided in the first quarter of fiscal 2009 in Louisiana and Texas for Hurricanes Gustav and Ike.  The decrease in EBITDA was partially offset by the lower selling, general and administrative expenses of $1.3 million as a result of the cost cutting and business restructuring steps taken beginning in late November 2008 to meet the dramatic decrease in customer demand attributable to the international economic crisis, and the recovery of certain professional fees related to the settlement of a lawsuit.  The decreases in selling, general and administrative expenses were partially offset by the increase in personnel benefits due to last year’s one time elimination of a benefits reserve.

•
Gross profit was $10.9 million in the nine months ended March 31, 2010, as compared to $12.9 million in the same period of the prior year, a decrease of $2.0 million, or 16%.  The net margin per gallon for the nine months ended March 31, 2010 and 2009 was 22.5 cents and 26.8 cents, respectively, a decrease of 4.3 cents.  The decreases were primarily due to the incremental margin contributions in fiscal 2009 from the emergency response services provided in Louisiana and Texas for Hurricanes Gustav and Ike during the first quarter of fiscal 2009.  We incurred additional direct operating expenses this fiscal year as a result of last fiscal year’s $221,000 reversal of a personal benefits reserve as benefits were eliminated as a response to the economic collapse.

•
Interest expense was $751,000 in the nine months ended March 31, 2010, as compared to $1.9 million in the same period of the prior year, a decrease of $1.2 million, or 61%.  The decrease was primarily due to lower interest expense as a result of the reduction in our long-term debt outstanding, and lower interest rates since the June 2009 Recapitalization Program, when we eliminated some of our high interest secured and unsecured debt and replaced the balance with a lower interest rate (currently in the range of 4.00% to 5.50%).  At the same time, we also negotiated favorable interest rates and other terms on our line of credit.

Highlights of Results for Quarterly Periods ending September 30, 2008 through March 31, 2010

The following table portrays the financial trends for the Company’s seven most recent quarters:

All amounts in thousands of dollars, except net margin per gallon

	For the Three Months Ended,
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31	September 30,
	2010	2009	2009	2009	2009	2008	2008

Revenues	$49,152	$46,305	$43,686	$39,884	$34,982	$45,112	$79,271

Gross profit	$3,398	$3,381	$4,097	$3,539	$3,790	$3,292	$5,819

Selling, general and administrative	$3,555	$2,673	$3,839	$3,401	$3,455	$3,267	$4,632

Operating income	$(157)	$708	$258	$138	$335	$25	$1,187

Interest expense and other income, net	$(254)	$(255)	$(230)	$(454)	$(570)	$(677)	$(667)

Non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment [3]	$-	$-	$-	$(1,651)	$-	$-	$-

Gain on extinguishment of promissory notes	$-	$-	$-	$27	$-	$-	$-

Net income (loss)	$(419)	$445	$20	$(1,948)	$(243)	$(660)	$512

Less: Non-cash write-off of unamortized acquisition costs	$-	$-	$187	$-	$-	$-	$-

Less: Non-cash stock options Repricing costs	$-	$-	$93	$-	$-	$-	$-

Less: Non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment [3]	$-	$-	$-	$1,651	$-	$-	$-

Adjusted net income (loss) before non-cash, non-recurring charges [4]	$(419)	$445	$300	$(297)	$(243)	$(660)	$512

EBITDA [1]	$398	$1,289	$1,134	$876	$974	$690	$1,990

Net margin	$3,616	$3,609	$4,333	$3,795	$4,027	$3,534	$6,161

Net margin per gallon [2]	$0.21	$0.21	$0.26	$0.23	$0.25	$0.21	$0.33

Gallons sold	17,382	16,956	16,945	16,709	16,041	16,602	18,550

 ¹ EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, a Non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To the extent that gain or loss and the non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment of promissory notes constitute the recognition of previously deferred interest or finance cost, it is considered interest expense for the calculation of certain interest expense amounts.  Both stock-based compensation amortization expense and the write-off of unamortized acquisition costs are considered amortization items to be excluded in the EBITDA calculation.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.  We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

    ² Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

    3 Non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment is a charge we incurred strictly as a result of the June 29, 2009 Recapitalization.  The Company extinguished a portion of  the August 2007 and the September 2008 Notes (“the Notes”) through the issuance of approximate 1.2 million shares and approximate 278,000 shares, respectively, at the negotiated price of $1.71 per share, which was greater than the $1.67 per share closing bid  price the day prior to the Recapitalization, but lower than the conversion price applicable to  the convertible debt instruments, which resulted in the issuance of more shares in the exchange than would have been issued upon a conversion.  The practice of accounting in the interpretation of FAS No. 84 is that an inducement occurs any time when additional shares are issued in the extinguishment of convertible debt regardless of the absence of an economic loss or economic intent of the parties to the transaction.  Irrespective of the economic reality of the transaction, FAS No. 84 required the recording of a non-cash “conversion inducement” charge of $1.7 million, based on the difference between the approximate aggregate 471,000 common shares issuable to the applicable note holder under the original conversion rights that existed upon a conversion and the approximate 1.5 million common shares exchanged at $1.71 cents in the transaction that extinguished all of the Notes.  This non-cash charge is deemed a financing expense to extinguish the Notes. To the extent that the non cash FAS 84 inducement on extinguishment of promissory notes constitutes the recognition of a finance cost, it is considered interest expense for the calculation of certain interest expense amounts.

   4 Adjusted net income (loss) before non-cash, non-recurring charges is shown to provide the reader with information regarding the true economic performance of the Company before the impact of charges that do not reflect the on-going performance of the operations such as of the technical non-economic substantive accounting charge of $1.7 million in the fourth quarter of fiscal 2009 and the first quarter of fiscal 2010 write-off incurred as new accounting ruling was applied and stock compensation expense that resulted from repricing stock options.  We believe that this is a meaningful Non-GAAP representation of the ongoing performance of the operations.

Adjusted net income (loss) before non-cash, non-recurring charges (Non-GAAP measure) reconciliation to the Net income (loss) for quarterly periods ending September 30, 2008 through March 31, 2010

All amounts in thousands of dollars

	For the Three Months Ended,
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2009	2009	2009	2009	2008	2008

Net income (loss)	$(419)	$445	$20	$(1,948)	$(243)	$(660)	$512

Less: Non-cash write-off of unamortized acquisition costs	$-	$-	$187	$-	$-	$-	$-

Less: Non-cash stock options repricing costs	$-	$-	$93	$-	$-	$-	$-

Less: Non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment	$-	$-	$-	$1,651	$-	$-	$-

Adjusted net income (loss) before non-cash, non-recurring charges [1]	$(419)	$445	$300	$(297)	$(243)	$(660)	$512

1 Adjusted net income (loss) before non-cash, non-recurring charges is shown to provide the reader with information regarding the economic performance of the Company before the impact of charges that do not reflect the on-going performance of the operations such as the technical non-economic substantive accounting treatment charge of $1.7 million in the fourth quarter of fiscal 2009, and the first quarter of fiscal 2010 write-off incurred as new accounting ruling was applied and stock compensation expense that resulted from the repricing of stock options. We believe that this is a meaningful Non-GAAP representation of the ongoing performance of the operations.

EBITDA (Non-GAAP measure) reconciliation to the Net income (loss) for quarterly periods ending September 30, 2008 through March 31, 2010

All amounts in thousands of dollars
	For the Three Months Ended,
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31	September 30,
	2010	2009	2009	2009	2009	2008	2008

Net income (loss)	$(419)	$445	$20	$(1,948)	$(243)	$(660)	$512

Add back:

Interest expense	260	261	230	545	575	680	683

Income tax expense	8	8	8	8	8	8	8

Depreciation and amortization expense within:

Cost of sales	218	228	236	254	239	242	342

Selling, general and administrative expenses	316	316	320	344	334	342	341

Stock-based compensation Expense	15	31	133	49	61	78	104

Write-off of unamortized acquisition costs ASC 805	-	-	187	-	-	-	-

Non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment	-	-	-	1,651	-	-	-

Gain on extinguishment of promissory notes	-	-	-	(27)	-	-	-

EBITDA [1]	$398	$1,289	$1,134	$876	$974	$690	$1,990

1 As noted above, EBITDA is a Non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, a Non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  The stock-based compensation amortization is considered an amortization item to be excluded in the EBITDA calculation.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.  We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

Selected Income Statement and Financial Data

The following tables present comparative financial data for the periods noted:

All amounts in thousands of dollars, except per share, and net margin per gallon

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2010	2009	2010	2009

Petroleum product sales and service revenues	$43,181	$29,746	$121,764	$142,584
Petroleum product taxes	5,971	5,236	17,379	16,781
Total revenues	49,152	34,982	139,143	159,365

Cost of petroleum product sales and service	39,783	25,956	110,888	129,683
Petroleum product taxes	5,971	5,236	17,379	16,781
Total cost of sales	45,754	31,192	128,267	146,464

Gross profit	3,398	3,790	10,876	12,901

Selling, general and administrative expenses	3,555	3,455	10,067	11,354

Operating income	(157)	335	809	1,547

Interest expense	(260)	(575)	(751)	(1,938)
Interest and other income	6	5	12	24

Net income (loss) before income taxes	(411)	(235)	70	(367)

Income tax expense	(8)	(8)	(24)	(24)
Net income (loss)	$(419)	$(243)	$46	$(391)

Basic and diluted net income (loss) per share computation:
Net income (loss)	$(419)	$(243)	$46	$(391)
Less: Preferred stock dividends	-	(124)	-	(452)
Net income (loss) attributable to common shareholders	$(419)	$(367)	$46	$(843)

Net income (loss) per share attributable to common shareholders:
Basic	$(0.05)	$(0.11)	$0.01	$(0.25)
Diluted	$(0.05)	$(0.11)	$0.01	$(0.25)

Weighted average common shares outstanding:
Basic	8,557	3,364	8,455	3,312
Diluted	8,557	3,364	8,693	3,312

EBITDA (non-GAAP measure) [1]	$398	$974	$2,821	$3,654

Gallons sold	17,382	16,041	51,283	51,193

Net margin	$3,616	$4,027	$11,558	$13,722

Net margin per gallon (in cents) [2]	0.208	0.251	0.225	0.268

 1 EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and is a Non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To the extent that gain or loss and the non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment of promissory notes constitute the recognition of previously deferred interest or finance cost, it is considered interest expense for the calculation of certain interest expense amounts.  Both stock-based compensation amortization expense and the write-off of unamortized acquisition costs are considered amortization items to be excluded in the EBITDA calculation.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.  We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

2 Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

Condensed Consolidated Balance Sheets

	As of
(All amounts in thousands of dollars)	March 31, 2010	June 30, 2009
	(Unaudited)
ASSETS
Current assets	$19,680	$18,732
Property, plant and equipment, net	7,541	8,569
Other assets, net	2,451	2,817
Total assets	29,672	$30,118

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$18,615	$18,336
Long-term debt, net and other liabilities	4,419	5,253
Stockholders’ equity	6,638	6,529
Total liabilities and stockholders’ equity	$29,672	$30,118

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)
The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries.  The Company provides its services and products through 34 locations in the 11 states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas.  The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services.  The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers.  More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future trading prices of the Company’s common stock and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June, 30, 2009.